Exhibit 10.4

Restricted Stock Unit No.

MYREXIS, INC.

Restricted Stock Unit Award Grant Notice

Restricted Stock Unit Award Grant under the Company’s

2009 Employee, Director and Consultant Equity Incentive Plan

1.	Name and Address of Participant:

2.	Date of Grant of
	Restricted Stock Unit Award:	May 11, 2012

3.	Maximum Number of Shares underlying
	Restricted Stock Unit Award:	1,069,615

4.	Performance Milestones:

a. The Company shall acquire another company or business whether by merger, reverse merger, combination, acquisition of all or substantially all of a company’s assets, purchase of securities or similar transaction (an “Acquisition”) on or before May 11, 2013. The Company may, in the sole and absolute discretion of the Board of Directors if it believes that significant progress has been made toward the achievement of an Acquisition, provide for up to two ninety-day extensions of the date by which the closing of an Acquisition must occur.

b. After an Acquisition is consummated, the fifth trading day, within a period of 30 trading days, that the Fair Market Value of the Company’s Common Stock is at or above twice the average closing price of the Company’s Common Stock on the NASDAQ Global Market over the 10 trading day period occurring immediately prior to the announcement of the hiring of the Participant (the “First Price Increase”).

c. After an Acquisition is consummated, the fifth trading day, within a period of 30 trading days, that the Fair Market Value of the Company’s Common Stock is at or above three times the average closing price of the Company’s Common Stock on the NASDAQ Global Market over the 10 trading day period occurring immediately prior to the announcement of the hiring of the Participant (the “Second Price Increase”).

For avoidance of doubt, the First Price Increase and the Second Price Increase may occur on the same day.

In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up or other similar change in capitalization or similar event, the stock prices shall be adjusted by the Administrator in a proportionate and equitable manner to reflect such event.

5.	Vesting Commencement Dates:

Provided that an Acquisition has occurred and the Participant is an employee of the Company:

a. 75% of the Maximum Number of Shares underlying this Award shall commence vesting pursuant to Section 6 below on the day following the First Price Increase (the “First Vesting Commencement Date”); and

b. the remaining 25% of the Maximum Number of Shares underlying this Award shall commence vesting pursuant to Section 6 below on the day following the Second Price Increase (the “Second Vesting Commencement Date”); provided, however, in the event of a sale of the Company prior to the Second Vesting Commencement Date, the Board of Directors may, in its sole and absolute discretion, waive the requirement to achieve the Second Price Increase and allow the Shares underlying this Award that would commence vesting upon a Second Price Increase to commence vesting as of the date of the closing of a sale of the Company, in which event such date shall constitute the Second Vesting Commencement Date.

6.	Vesting:

On the First Vesting Commencement Date 401,105 Shares underlying this Award shall immediately vest and the remaining 401,106 Shares underlying this Award shall commence vesting as of the First Vesting Commencement Date pro rata on a quarterly basis over a twenty-four month period with the first quarterly vesting date to occur three months after the First Vesting Commencement Date provided that the Participant is employed by the Company or an Affiliate on each applicable vesting date; and

On the Second Vesting Commencement Date 133,702 Shares underlying this Award shall immediately vest and the remaining 133,702 Shares underlying this Award shall commence vesting as of the Second Vesting Commencement Date pro rata on a quarterly basis over a twenty-four month period with the first quarterly vesting date to occur three months after the Second Vesting Commencement Date provided that the Participant is employed by the Company or an Affiliate on each applicable vesting date.

Notwithstanding the foregoing provisions of this Section 6 and provided that time-based vesting has commenced for the particular Shares underlying this Award in accordance with this Section 6, in the event of the first to occur of the events in clauses (a),(b) and (c) below the Shares underlying this Award shall vest as described below (each an “Acceleration Trigger”):

(a) in the event of a termination by the Company or an Affiliate (including any successor as set forth in Section 11(c) of the Restricted Stock Unit Agreement) of the Participant’s employment without Cause (as defined in the Plan), or the Participant’s death or Disability (as defined in the Plan) while employed by the Company or an Affiliate, then as of such termination date the number of Shares underlying this Award as to which vesting has commenced pursuant to this Section 6 but are not then vested shall vest in full; or

(b) in the event of a Major Sale of the Company (as defined below), then immediately prior to such Major Sale of the Company the number of Shares underlying this Award as to which vesting has commenced pursuant to this Section 6 but are not then vested shall vest in full; or

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(c) in the event of termination by the Participant for Good Reason (as defined below) after a Change of Control (as defined in the Plan) that is not an a Major Sale of the Company or an Acquisition, then as of the date of such termination by the Participant for Good Reason the number of Shares underlying this Award as to which vesting has commenced pursuant to this Section 6 but are not then vested shall vest in full.

Major Sale of the Company shall mean a Change of Control (as defined in the Plan) that is not an Acquisition solely if the acquirer or the ultimate parent of the acquirer has a market capitalization of at least 5 times the market capitalization of the Company at the time of the transaction.

Good Reason shall mean: (i) a material breach of the Employment Agreement dated May 9, 2012 by the Company or a successor company; (ii) a material diminution in the Participant’s duties or responsibilities at the time of the Change of Control; (iii) a change in the Participant’s reporting relationship so that he no longer reports directly to the [Board of Directors/Chief Executive Officer]; (iv) a relocation of the Participant’s worksite to a location 75 miles or more from his residence address as of the date of this Agreement; (v) a reduction in the Participant’s base salary, bonus and/or benefits as in effect at the time of the Change of Control; and/or (vi) the Participant being required to travel on business more than 100 miles from his residence for more than 20% of his work time over a 30 day period.

For avoidance of doubt, any Shares underlying this Award that have not commenced time-based vesting as of the Acceleration Trigger shall not vest and that portion of this Award shall terminate as of the Acceleration Trigger, unless the Board of Directors otherwise waives the performance requirement as provided in Section 5b above.

7.	Termination of Award:

This Award shall terminate and no Shares of Common Stock underlying this Award shall be issued hereunder upon the first to occur of the following events:

a. no Acquisition has occurred as of May 11, 2013 (unless such date has been extended by the Board of Directors as set forth in Section 4(a) above in which case such date shall be the last day of such extension); or

b. the Participant is no longer an employee of the Company or an Affiliate for any reason prior to the First Price Increase.

The Company and the Participant acknowledge receipt of this Restricted Stock Unit Award Grant Notice and agree to the terms of the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein, the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan and the terms of this Restricted Stock Unit Award as set forth above. Any terms used and not defined herein have the meanings ascribed to such terms in the Restricted Stock Unit Agreement or the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan.

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MYREXIS, INC.

By:
Name:
Title:

Participant

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MYREXIS, INC.

RESTRICTED STOCK UNIT AGREEMENT -

INCORPORATED TERMS AND CONDITIONS

AGREEMENT made as of the date of grant set forth in the Restricted Stock Unit Award Grant Notice between Myrexis, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Restricted Stock Unit Award Grant Notice (the “Participant”).

WHEREAS, the Company has adopted the Myrexis, Inc. 2009 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), to promote the interests of the Company by providing an incentive for employees, directors and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant restricted stock units (“RSUs”) related to the Company’s common stock, $0.01 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Award. The Company hereby grants to the Participant the number of RSUs set forth in the Restricted Stock Unit Award Grant Notice (the “Award”) which represents a contingent entitlement of the Participant to receive shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2. Vesting of Award.

(a) Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Restricted Stock Unit Award Grant Notice and is subject to the other terms and conditions of the Restricted Stock Unit Award Grant Notice, this Agreement and the Plan. On each vesting date set forth in the Restricted Stock Unit Award Grant Notice, the Participant shall be entitled to receive such number of shares of Common Stock equivalent to the number of RSUs vested provided that the Participant is employed by the Company or by an Affiliate on such vesting date. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant within five days of the applicable vesting date and in accordance with this Agreement and the Plan. The purchase price is $0.01 per share payable if and when shares of Common Stock are issued by the Company, which payment will be made by the Company on behalf of the Participant as compensation for the Participant’s prior service to the Company and which amount will be reported as income on the Participant’s W-2 (or other applicable form) in the year of payment.

(b) Except as otherwise set forth in the Restricted Stock Unit Award Grant Notice or this Agreement, if the Participant ceases to be employed for any reason by the Company or by an Affiliate (the “Termination”) prior to a vesting date set forth in the Restricted Stock Unit Award Grant Notice, then as of the date on which the Participant’s employment terminates, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

(c) Effect of a For Cause Termination. Notwithstanding anything to the contrary contained in this Agreement, in the event the Company or an Affiliate terminates the Participant’s employment or service for Cause, all of the RSUs then held by the Participant shall be forfeited to the Company immediately as of the time the Participant is notified that he or she has been terminated for Cause or that he or she engaged in conduct which would constitute Cause and this Agreement shall terminate and be of no further force or effect. This provision shall no longer be applicable as of and after the date of a Change of Control (as defined in the Plan) that is not deemed to be an Acquisition (as defined in the Restricted Stock Unit Award Grant Notice). This provision does not apply to shares of Common Stock issued to the Participant upon vesting of the RSUs.

3. Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4. Adjustments. The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as stock splits. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

5. Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason or there is a restriction under foreign law, you will not be able to transfer or sell any of the shares of Common Stock issued to you pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

6. Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

7. Incorporation of the Plan. The Participant specifically understands and agrees that the RSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound. The provisions of the Plan are incorporated herein by reference.

8. Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. Any taxes due shall be paid, at the option of the Company as follows:

(a) through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the amount of minimum withholding tax due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the withholding tax. Accordingly, the Participant agrees that in the event that the amount of withholding owed would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck;

(b) requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum of the Participant’s estimated total federal, state and local tax obligations or otherwise withholding from the Participant’s paycheck an amount equal to the withholding tax due and payable; or

(c) if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s tax withholding obligation, the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s tax withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Exchange Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

9. Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a) The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or Consultant of the Company or of an Affiliate.

(b) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time; provided, however no such suspension or termination shall terminate this Agreement or Participant’s right to receive Shares upon vesting in accordance with the terms of this Agreement.

(c) The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.

(d) The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.

(e) The value of this Award is an extraordinary item of compensation outside of the scope of any employment. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(f) The Participant (i) authorizes the Company and its Affiliates or, if the Participant is not employed by the Company or an Affiliate, his or her employer, to furnish the Company and its Affiliates (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of the Award and the administration of the Plan, (ii) waives any data privacy rights he or she may have with respect to such information or the sharing of such information, and (iii) authorizes the Company and its Affiliates to store and transmit such information in electronic form.

10. Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Myrexis, Inc.

305 Chipeta Way

Salt Lake City, UT 84108

Attention: Chief Financial Officer

If to the Participant at the address set forth on the Restricted Stock Unit Award Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

11. Assignment and Successors.

(a) This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) If this Agreement has not otherwise expired, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the State of Delaware and agree that such litigation shall be conducted in the state courts of Delaware or the federal courts of the United States for the District of Delaware.

13. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

14. Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

15. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan which among other things provides that this Agreement may not be modified or amended by the Administrator in a manner which may be adverse to the Participant without the consent of the Participant. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16. Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

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